Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VAIL RESORTS, INC.

Vail Resorts, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  That at a meeting of the Board of Directors of the Corporation, duly noticed and held on September 20, 2011, the Board of Directors voted to approve, and to recommend to the stockholders that they approve, an amendment to the Corporation’s Amended and Restated Certificate of Incorporation.

SECOND:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and approved by the stockholders at the December 2, 2011 Annual Meeting of Stockholders, at which meeting the necessary number of shares as required by law and the Amended and Restated Certificate of Incorporation of the Corporation were voted in favor of the amendment and that pursuant to such amendment, Article 5, Section 5.02 shall henceforth read as follows:

Section 5.02.          Election of Directors.  Directors shall be elected in the manner provided in the by-laws of the Corporation.  Each share of Common Stock held of record as of the date of such election shall be entitled to one vote for each Director.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on the date set forth below.

VAIL RESORTS, INC.

Date:	December 7, 2011	By:	/s/ Fiona E. Arnold
		Name:	Fiona E. Arnold
		Title:	Executive Vice President, General
Counsel & Secretary